[NATCO Logo] PRESS RELEASE

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500 Fax: (713) 849-8976

Contact: Andy Smith

NATCO Group Inc. Announces Late Filing of its Annual Report on Form 10-K

NATCO Group Inc. (NYSE: NTG) today announced that the Company is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 by the required filing date. The Audit Committee of the Board of Directors of the Company, with the assistance of outside counsel, has recently initiated a review of certain payments made in a foreign jurisdiction in which the Company operates, which may present issues under the Foreign Corrupt Practices Act. While the review is ongoing, the Company presently believes the payments are of an immaterial amount and expects this matter to have no effect on the Company's previously reported financial results, including for the fiscal year ended December 31, 2007. However, as a result of the review, as well as the inability of our independent registered public accounting firm (KPMG LLP) to provide an audit opinion in view of these circumstances, the Company is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 by the required filing date. The Company intends to file its Form 10-K as soon as practicable, and will make every effort to file its Form 10-K within the fifteen-day extension period afforded by SEC Rule 12b-25 under the Securities Exchange Act of 1934, as amended.

NATCO Group Inc. is a leading provider of process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, the Company's expectations as to the filing date of the Annual Report on Form 10-K and the impact of the Company's voluntary review on its previously reported financial results. These statements may differ materially from actual future events or results.